Exhibit 99.2
n e w s   r e l e a s e
QLT REDUCES WORKFORCE AS FIRST STEP IN ITS STRATEGIC RESTRUCTURE

For Immediate Release	January 18, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced the Company has implemented a reduction in its overall headcount affecting approximately 115 people (or approximately 45%) at its Vancouver headquarters and its U.S. subsidiaries, including members of its management team.
The reduction in force is the first initiative undertaken by the Company as part of its strategic restructuring plan announced on January 16, 2008 pursuant to which the Company plans to focus its ongoing business primarily on its Visudyne® franchise and its clinical development programs related to its punctal plug delivery technology and its photodynamic therapy dermatology technology. Further reductions in force are expected in 2008 as the Company’s assets are divested under the restructuring.
As part of this restructuring initiative Alain Curaudeau will be departing from his role at QLT as Senior Vice President, Portfolio & Project Management and Acting Senior Vice President, Research and Development, together with several members of senior management. Coincident with the restructuring Dr. Julia Levy, who co-founded QLT in 1981, has advised the Company she is retiring from her position as Executive Chair, Scientific Advisory Board and all other formal QLT activities.
“It is extremely difficult to see so many dedicated and talented individuals leaving QLT. I want to thank all of these people for their contributions to our successes and perseverance through challenging periods of time. On behalf of the entire company, I also want to thank Julia Levy for her leadership and inspiring presence at QLT over the past twenty-seven years,” said Bob Butchofsky, President and Chief Executive Officer.
A restructuring charge of approximately $7.5 million will be recorded in 2008.
For additional information on QLT’s strategic restructuring initiatives please refer to the press release issued January 16, 2008 which is available at www.qltinc.com.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release that are not historical facts constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Such statements include, but are not limited to: our plans to divest certain core and non-core assets described in the press release; our intention to retain adequate proceeds of asset sales to repay our outstanding convertible debt; our future business plans and strategy focusing on our Visudyne franchise and the clinical programs relating to Visudyne, our punctal plug drug delivery technology and our photodynamic therapy dermatology technology; and our expectations we will achieve certain milestones in these clinical studies in 2008. Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Factors that could cause actual events or results to differ materially include, but are not limited to: the Company’s ability to successfully complete the sale of one or more of the assets or operations at an acceptable price and the time period necessary to complete such sales are uncertain; fluctuations in the real estate market; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne, our punctal plug technology and our photodynamic therapy dermatology technology) and the associated costs of these programs; the timing, expense and uncertainty associated with the regulatory approval process for products; and other factors, including those described in detail in QLT’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.